Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Click Commerce, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-118951) and Form S-8 (Nos. 333-70084, 333-54432 and 333-107485) of Click Commerce, Inc. of our reports dated March 21, 2005, with respect to the consolidated balance sheet of Click Commerce, Inc. as of December 31, 2004, and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2004 and the related consolidated financial statement schedule, which reports appear in the December 31, 2005 annual report on Form 10-K of Click Commerce, Inc.

/s/ KPMG LLP

Chicago, Illinois
March 30, 2006